UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 18, 2008

RAM ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 663-2800

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 8.01.  Other Events.

On September 18, 2008, certain direct and indirect subsidiaries (the “Subsidiaries”) of RAM Energy Resources, Inc. (the “Company”) entered into an agreement that tentatively effects a settlement of claims asserted in the pending class action lawsuit styled Sacket v. Great Plains Pipeline Company, et al., District Court of Woods County, Oklahoma, Case No. CJ-2002-70 (the “Lawsuit”). The Lawsuit was certified by the trial court as a class action in January 2007. The certification was upheld by the Oklahoma Court of Civil Appeals in June 2008. Petitions for certiorari seeking review by the Oklahoma Supreme Court of the class certification decision were timely filed by the Subsidiaries and the other defendants in the Lawsuit; however, at the parties’ request, consideration of the petitions has been deferred pending final approval of the settlement. In the Lawsuit, the plaintiff, on behalf of the putative class, asserted that prices paid for natural gas and crude oil produced and sold from a field in northern Oklahoma under wellhead contracts in which the various producers and the first purchaser of such natural gas and crude oil were affiliated entities, did not reflect the true market value of production for royalty payment purposes, but rather that the prices received for the resale of such production in the first “arms-length” sale after gathering and processing should have been used to calculate royalty payments. Certain of the affiliated defendants, who were both producers and purchasers of the subject production during a portion of the period covered by the Lawsuit, were entities acquired in 1998 by one of the Subsidiaries, RAM Energy, Inc. The Subsidiaries disposed of all of their interests in the subject leases in 2001, and sold the related gathering system in 2003. Under the terms of the settlement agreement, which is subject to court approval, the Subsidiaries will pay $16.0 million of the aggregate $25.0 to be paid by all defendants in full and complete settlement of all claims asserted in the Lawsuit relating to the payment of royalties on production from class wells during the period July 1983 through July 2008. If the court preliminarily approves the terms of the settlement, the court will order the Subsidiaries to deposit their $16.0 million portion of the settlement payment into a court-supervised escrow account pending final action on the settlement. The court will also set a date for a fairness hearing, to be convened for the purpose of receiving evidence concerning the fairness of the settlement to the members of the class, and will order that notice of the fairness hearing be given to all members of the class. At the fairness hearing, class members will be given the opportunity to appear and object to the terms of the settlement or opt out of the class. If, following the fairness hearing, the court finally determines that the settlement is fair, reasonable and adequate to the class, the court will enter judgment approving the settlement and dismissing the subject claims. At such time as the judgment becomes final and not subject to further appeal or review, the settlement proceeds will be distributed from escrow in accordance with the terms of the Settlement Agreement. If the settlement is disapproved, the settlement proceeds in the escrow account will be returned to the Subsidiaries and the other defendants and the case will proceed to conclusion.

In connection with the Company’s May 2006 acquisition of RAM Energy, Inc., the former stockholders of RAM Energy, Inc. (the “Indemnifying Stockholders”) deposited in escrow 3,200,000 shares (the “Subject Shares”) of the Company common stock received by them as part of the merger consideration to secure potential indemnity obligations to the Company under the merger agreement, including any losses incurred as a result of the Lawsuit. The

Indemnifying Stockholders’ indemnification obligations to the Company are limited to the Subject Shares. The time for making claims against the escrow with respect to all matters other than the Lawsuit has expired; therefore, all of the Subject Shares are available to satisfy the Indemnifying Stockholders’ indemnification obligations with respect to the settlement of the Lawsuit and associated fees and expenses. Under the terms of the escrow agreement, the Subject Shares delivered to the Company in satisfaction of indemnified claims will be valued at the average closing price of Company common stock for the ten day trading period ending on the last day before the date an indemnified loss is incurred, in this case the date the judgment approving the settlement becomes final, which is not likely to occur prior to the first quarter of 2009. However, the Indemnifying Stockholders have the option, which may be exercised at any time after an indemnified loss is incurred and before the Subject Shares are distributed to the Company, to substitute cash for all or any portion of the Subject Shares, equal in amount to the value of such shares determined as hereinabove described. Any shares of Company common stock received by the Company in satisfaction of the Indemnifying Stockholders’ indemnification obligations will become treasury stock and will cease to be outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 19, 2008	RAM ENERGY RESOURCES, INC.

By: /s/ Larry E. Lee
Name: Larry E. Lee
Title: Chief Executive Officer

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